Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: David W. Carter 860-273-3658 carterdw@aetna.com Investor Contact: David W. Entrekin 860-273-7830 entrekind@aetna.com

News Release
AETNA NAMES JOSEPH M. ZUBRETSKY
EXECUTIVE VICE PRESIDENT, FINANCE
HARTFORD, Conn., February 7, 2007 — Aetna (NYSE: AET) today announced that Joseph M. Zubretsky has been appointed executive vice president for Finance. Zubretsky, 50, joins Aetna from Unum Provident, a leader in group disability and supplemental benefits, where he served as senior executive vice president for Finance, Investments and Corporate Development. He will assume the role of Aetna’s chief financial officer upon the previously announced retirement of Alan Bennett. Zubretsky will also join Aetna’s newly formed Executive Committee, which is the senior governing body for the company.
In this position, he will lead all of the corporation’s financial activities, including financial and performance management, capital strategy and planning, investor relations and many other related corporate services and is expected to be a key strategic contributor.
“I am very enthusiastic about Joe joining our senior management team,” said Ronald A. Williams, Aetna chairman and CEO. “He has significant, broad financial and management experience, including leading strategic planning, managing a capital base, risk management, and overseeing a multi-billion dollar investment portfolio. I am confident that he will bring an important perspective as we focus on growing profitably by implementing a strategy based on differentiation and innovating on behalf of our customers.”

“I am very pleased to join this dynamic, industry leader that is focused on transforming health care in America,” said Zubretsky. “As Aetna moves forward in growing its business and adding value for customers, members, employees and shareholders, I am looking forward to helping the company meet new challenges.”
Prior to joining Unum Provident in 2005, Zubretsky was a partner in the Insurance Industry Investment Group of Brera Capital Partners and chairman and chief executive officer of GAB Robins Group. He also has served as executive vice president of business development and chief financial officer of MassMutual Financial Group, executive vice president and CFO of Healthsource, Inc., and was a partner in the firm Coopers & Lybrand. Zubretsky is a graduate of the University of Hartford.
Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 29.8 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans and government-sponsored plans. www.aetna.com
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